EXHIBIT 10.1
August 3, 2006
Grant E. Sims
11505 Quail Hollow Lane
Houston, TX 77024
          Re: Offer to Enter into Employment Agreements
Dear Mr. Sims:
Part I
          A. Genesis Energy, Inc. (“GEI”), the general partner of Genesis Energy, L.P. (the “Genesis”), hereby offers to enter into employment agreements with Grant Sims and at least two other officers (the “Officers”), who initially will be Joseph Blount, Jr. and Brad Newell Graves, to act as senior management of GEI on the terms which are described in concept below. Grant Sims will be the CEO of GEI, and Joseph Blount and Brad Graves will serve as officers of GEI with titles to be designated by Grant Sims.
          B. Employment agreements with provisions customary in the industry will be negotiated by GEI with the Officers (including at least the same fringe benefits, other than participation in the GEI cash bonus plan and SAR plan, as are provided to other executive officers of GEI), which contracts will have a four year term and provide in the aggregate for the Officers to receive annual salaries totaling $810,000, with increases of the annual aggregate salaries if the market capitalization of Genesis increases for consecutive 90-day periods to: $600 million market capitalization ($900,000 annual aggregate salaries); to $1.0 billion ($990,000 annual aggregate salaries); and above $1.0 billion (annual aggregate salary increases of 10% for each $300 million market capitalization increase).
          C. In addition, GEI will cause its 2.0% general partner interest in Genesis and GEI’s incentive distribution rights in Genesis to be owned by the entity in which Management (as defined below) will acquire an interest as provided below (the “GP Entity”), and the GP Entity will be a pass-through entity for tax purposes.
          D. The Partnership shall be responsible for the reasonable out-of-pocket transaction costs of the Partnership and GEI, and shall be responsible for up to an aggregate of $50,000 of the out-of-pocket transaction costs of the Officers, Management (as defined below) and their affiliates, in both cases related to consummating the envisioned transactions.

Part II
          A. In connection with the above, Denbury Resources, Inc. and its non-Genesis affiliates (“DNR”) offer to enter into contracts with an entity to be formed by Grant Sims (“Management”) that will include terms described in concept below:
•	The ability of Management under the Vesting Schedule below to earn up to 20% of the equity in the GP Entity, if the Officers bring to Genesis acquisitions from parties other than DNR (“New Deals”) that earn (using a look-back provision) a minimum un-levered internal rate of return of 8%. Deals that fail to meet this earning minimum will be removed from the cumulative quantity of New Deals for vesting purposes. Earning and vesting of equity interests in the GP Entity is based on the following schedule:

VESTING SCHEDULE
% Vested	New Deals
(Cumulative)
2.0%	$ 150 million
4.0%	$ 300 million
6.0%	$ 450 million
8.0%	$ 600 million
10.0%	$ 750 million
12.0%	$ 900 million
14.0%	$1,050 million
16.0%	$1,200 million
18.0%	$1,350 million
20.0%	$1,500 million
•	Management will have change of control protection on 16% of the equity in the GP Entity (if not already vested, but capped at 16%), triggered by a change of control (to be defined) of DNR, GEI or the GP Entity, along with a “put” option by Management at fair market value.

•	DNR will have a right of first refusal on any proposed disposition of any interest of Management in the GP Entity.
          B. If approved by the DNR board of directors (including receipt of required fairness opinions), DNR’s lenders and the Audit Committee of the GP Entity, DNR agrees to sell to Genesis midstream CO2 assets owned by DNR (currently expected to be the two existing and one currently planned CO2 pipeline with a currently estimated aggregate replacement value of $300 million), and contract for exclusive use of those assets on commercially acceptable terms (including preserving Denbury’s uninterrupted exclusive use of those assets in the event of Genesis’ sale or bankruptcy) at an expected rate of return of 12% to Genesis over 12 years, but only if, at the time of each sale by DNR, the sale will not make the ratio of gross value of (1) consummated New Deals, that at the time of sale are expected to earn a minimum un-levered internal rate of return of 8%, to (2) assets sold by DNR, to be less than 1.5 to 1.

     The parties hereto agree to negotiate in good faith definitive agreements to document the terms of this offer letter, including the more detailed terms previously discussed by various individuals.
This offer is subject to the successful completion of a background check on Messrs. Sims, Blount, and Graves.

As to Part I		As to Part I.C and Part II

Genesis Energy Inc.		Denbury Resources Inc.

/s/ Susan O. Rheney		/s/ Phil Rykhoek

By:	Susan O. Rheney	Phil Rykhoek
Title:	Chairman of the Audit Committee of the Board of Directors	Senior Vice President

Accepted

/s/ Grant E. Sims
Grant E. Sims

August 7, 2006
Dated

3